Exhibit 10.18

December 6, 2013

Kelly Connery

Re: Promotion to Chief Revenue Officer

Dear Kelly,

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to offer you a promotion to the position of Chief Revenue Officer reporting to Gene Austin, President. In this position, you will be expected to continue to devote your full business time, attention and energies to the performance of your duties with the Company. Your promotion becomes effective December 9, 2013, provided that you sign and return this letter by such date. Except as set forth herein, the terms of this offer of employment remain the same as your original offer letter dated February 7, 2012.

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Compensation. The Company will pay you a base salary at a rate of $23,750.00 per month (annualized to $285,000 per year) effective December 9, 2013, in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

Connery, K- Promotion

In addition to your base salary, you will be eligible to participate in a Key Executive Bonus Plan, which is targeted at $250,000 annually at 100% achievement of plan, pro-rated from the date of acceptance in the Chief Revenue Officer role. The Company will present you the details of the plan within two (2) weeks.

3. Stock Ownership. Subject to the approval by the Company’s Board of Directors, you will be granted the equity based compensation award(s) more fully described on Exhibit A attached hereto.

4. Benefits. This promotion does not change your benefit status.

Sincerely,

BAZAARVOICE, INC.

Kathy Smith-Willman

Director – People Relations

Agreed and Accepted:

Signature:	/s/ Kelly Connery

Date: 12-9-13

Connery, K- Promotion